Ex. (16)(5)

VOYA LETTERHEAD

LAW / PRODUCT FILING UNIT
ONE ORANGE WAY, C2N
WINDSOR, CT 06094-4774

J. NEIL MCMURDIE

SENIOR COUNSEL

PHONE:  (860) 580-2824  |  EMAIL:  NEIL.MCMURDIE@VOYA.COM

April 3, 2018

BY EDGARLINK

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re: Voya Retirement Insurance and Annuity Company Form S-3 Initial Registration Prospectus Title: Guaranteed Account

Dear Ladies and Gentlemen:

As Counsel to Voya Retirement Insurance and Annuity Company, a Connecticut life insurance company (the “Company”), I have represented the Company in connection with the Guaranteed Accumulation Account (the “Account”) available under certain variable annuity contracts and the S-3 Registration Statement relating to such Account.

In connection with this opinion, I have reviewed the Registration Statement on Form S-3 relating to such Account, including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Company are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement.

Based upon the foregoing, and, assuming the Securities are sold in accordance with the provisions of the prospectus, I am of the opinion that the Securities being registered will be legally issued and will represent binding obligations of the Company.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ J. Neil McMurdie

J. Neil McMurdie

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